UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 23, 2023

U.S. Silica Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)
001-35416		26-3718801
(Commission File Number)		(IRS Employer Identification No.)

24275 Katy Freeway, Suite 600, Katy, Texas	77494
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 258-2170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	SLCA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Fourth Amended and Restated Credit Agreement

On March 23, 2023, U.S. Silica Holdings, Inc. (the “Company”), through its subsidiaries, USS Holdings, Inc., as guarantor, U.S. Silica Company (“U.S. Silica”), as borrower, and certain of U.S. Silica’s subsidiaries as additional guarantors (collectively, the “Loan Parties”), entered into the Fourth Amended and Restated Credit Agreement with BNP Paribas, as administrative agent, and the lenders named therein (the “Credit Agreement”). The Credit Agreement is comprised of a new $1.1 billion senior secured credit facility, consisting of a $950 million Term Loan B and a $150 million revolving credit facility that may also be used for swingline loans or letters of credit, and U.S. Silica may elect to increase the term loan or the revolving credit facility as defined in the Credit Agreement. The Company used the net proceeds from the term loan, along with excess cash on the balance sheet, to extinguish $109 million of outstanding debt and for associated refinancing fees. Including this transaction, the Company will have extinguished more than $250 million of long-term debt over the last nine months. The Credit Agreement is secured by substantially all of the assets of U.S. Silica and U.S. Silica’s domestic subsidiaries and a pledge of the equity interests in such entities. The term loan matures on March 23, 2030 and the revolving credit facility commitment expires March 23, 2028.

The proceeds available from the term loan and the revolving credit facility will be available for general corporate purposes, which can be used for acquisitions, investments, dividends, and share repurchases, and for other general corporate purposes. Borrowings under the Credit Agreement will bear interest, as determined at U.S. Silica’s election, at an annual rate based on the Term Secured Overnight Financing Rate plus a credit spread adjustment of 0.10% plus an interest rate margin of 4.75% (subject to 0.5% floor in the case of the term loan and 0% floor in the case of the revolving credit facility) or a base rate plus an interest rate margin of 3.75%. In addition, under the Credit Agreement, U.S. Silica is required to pay a per annum commitment fees to revolving lenders and fees for letters of credit.

U.S. Silica may prepay any term loan or revolving loan in whole or in part at any time, subject to a prepayment premium of 1.0% in the event the term loan is repriced within the twelve months following the closing date of the Credit Agreement.

The Credit Agreement contains covenants that, among other things, govern the ability of the Loan Parties and their subsidiaries to create, incur or assume indebtedness and liens, to make acquisitions or investments, to pay dividends and to sell assets. The Credit Agreement also requires the Loan Parties and their subsidiaries to maintain a consolidated leverage ratio of no more than 4.00:1.00 as of the last day of any fiscal quarter whenever the ratio of the revolving credit facility commitment to usage of the revolving credit facility (other than certain undrawn letters of credit) is less than or equal to 2.85:1.00. These covenants are subject to a number of important exceptions and qualifications. The Credit Agreement includes events of default and other affirmative and negative covenants that are usual for facilities and transactions of this type.

The preceding summary does not purport to be a complete summary of the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information set forth under Item 1.01 under the heading “Fourth Amended and Restated Credit Agreement” is incorporated herein by reference.

Item 8.01	Other Events.

On March 23, 2023, the Company issued a press release announcing its entry into the Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a) Exhibits.

Exhibit Number	Description

10.1*	Fourth Amended and Restated Credit Agreement, dated as of March 23, 2023, by and among USS Holdings, Inc., as guarantor, U.S. Silica Company, as borrower, certain of U.S. Silica Company’s subsidiaries as additional guarantors, the lenders named therein and BNP Paribas, as administrative agent for the lenders.

99.1	U.S. Silica Holdings, Inc. press release dated March 23, 2023.

104	Cover Page Interactive Data File (formatted as inline XBRL)

*	Schedules and exhibits omitted pursuant to Item 601(a)(5) of Regulation S-K. Copies of any omitted schedule or exhibit will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2023

U.S. SILICA HOLDINGS, INC.

/s/ Donald A. Merril
Donald A. Merril
Executive Vice President, Chief Financial Officer and Corporate Secretary